Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

EQUITRANS MIDSTREAM CORPORATION,

EQM LP CORPORATION,

LS MERGER SUB, LLC,

EQGP SERVICES, LLC

and

EQM MIDSTREAM PARTNERS, LP

February 26, 2020

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2020 (this “Agreement”), is entered into by and among Equitrans Midstream Corporation, a Pennsylvania corporation (“Parent”), EQM LP Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“EQM LP”), LS Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of EQM LP (“Merger Sub”), EQM Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and EQGP Services, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, Parent has organized EQM LP and EQM LP has organized Merger Sub for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its Subsidiaries and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (d) resolved, and recommended that the GP Board resolve, to recommend approval of this Agreement and the Merger by the Limited Partners at a special meeting of the Limited Partners (the “Partnership Equityholder Meeting”);

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its Subsidiaries and the holders of Common Units (as defined herein), (b) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) authorized the submittal of a proposal to approve the adoption of this Agreement and the Merger to a vote of the Limited Partners at the Partnership Equityholder Meeting and (d) resolved to recommend approval of the adoption of this Agreement and the Merger by the Limited Partners at the Partnership Equityholder Meeting;

WHEREAS, in accordance with Section 5.13 of the General Partner Company Agreement, Equitrans Gathering Holdings, LLC, a Delaware limited liability company and the sole member of the General Partner (the “Sole Member”), has delivered to the GP Board its consent (the “Sole Member Consent”), in its capacity as the sole member of the General Partner, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the General Partner and the Partnership and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by the General Partner and the Partnership;

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WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares as consideration for the Merger (the “Common Stock Issuance” and, together with the issuance of the Series A Preferred Shares in the Preferred Exchange (as defined herein), the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Shareholders, (b) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Common Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) authorized the submittal of a proposal to approve the Parent Stock Issuance to a vote of the Parent Shareholders at a meeting of the Parent Shareholders (the “Parent Shareholder Meeting”) and (d) resolved to recommend approval of the Parent Stock Issuance by the Parent Shareholders at the Parent Shareholder Meeting;

WHEREAS, the board of directors of EQM LP has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of EQM LP and its sole stockholder and declared it advisable to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

WHEREAS, EQM LP, in its capacity as the sole member of Merger Sub, has (a) determined that the Merger is in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Merger will constitute a Partnership Rollup Event (as defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 10, 2019, as amended by the First Amendment thereto, dated as of October 9, 2019, and as amended by the Second Amendment thereto, dated as of February 26, 2020 (as so amended, the “Partnership Agreement”));

WHEREAS, in connection with the Partnership Rollup Event and concurrently with their entry into this Agreement, Parent and the Partnership will enter into a Preferred Restructuring Agreement (the “Preferred Restructuring Agreement”), among Parent, the Partnership and the holders of all of the Series A Preferred Units (the “Investors”), pursuant to which each Investor will (i) irrevocably elect to (a) have a portion of the Series A Preferred Units owned (beneficially or of record) by such Investor redeemed at or prior to the Effective Time by the Partnership for cash at a price per Series A Preferred Unit as provided in the Preferred Restructuring Agreement and (b) exchange all remaining Series A Preferred Units owned (beneficially or of record) by such Investor for Series A Preferred Shares at the Effective Time, in full satisfaction of the Partnership’s obligations with respect to each such Investor upon a Partnership Rollup Event (the “Preferred Exchange”) and (ii) agree to vote, or cause to be voted, all such Series A Preferred Units in favor of the Merger; and

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WHEREAS, Parent has received the TMA Signing Opinion.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article I

DEFINED TERMS; CONSTRUCTION

Section 1.1            Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, EQM LP and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Partnership’s consolidated assets or to which 15% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 15% or more of the outstanding equity securities of the Partnership, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of the outstanding equity securities of the Partnership or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Partnership or any of its Subsidiaries which is structured to permit such Person or group to acquire beneficial ownership of 15% or more of the Partnership’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.

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“Balance Sheet Date” means December 31, 2018.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Pittsburgh, Pennsylvania or New York, New York are authorized or required by applicable Laws to be closed.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Class B Units” have the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Common Stock Issuance” has the meaning set forth in the Recitals.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.11.

“Contract” has the meaning set forth in Section 4.3(b)(i).

“Converted Units” has the meaning set forth in Section 3.1(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.3.

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“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“EQM LP” has the meaning set forth in the Preamble.

“EQT” means EQT Corporation, a Pennsylvania corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Eureka Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 25, 2017, among Eureka Midstream, LLC, as borrower, ABN Amro Capital USA, LLC, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“Gas Gathering Agreement” means that certain Gas Gathering and Compression Agreement, by and among EQT, EQT Production Company, a Pennsylvania corporation, Rice Drilling B LLC, a Delaware limited liability company, EQT Energy, LLC, a Delaware limited liability company, and EQM Gathering Opco, LLC, a Delaware limited liability company.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of October 12, 2018, as amended by the First Amendment thereto, effective as of February 22, 2019, and as further amended by the Second Amendment thereto, effective as of October 9, 2019, as may be further amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, as applicable, or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

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“Investors” has the meaning set forth in the Recitals.

“Joint Proxy Statement” has the meaning set forth in Section 4.4.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or the performance of this Agreement; (iii) the announcement of the Gas Gathering Agreement and any agreement providing for water services by and among Parent, the Partnership and EQT and/or certain of their respective affiliates and the matters that are the subject thereof; (iv) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (v) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids, propane or other commodities; (ix) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (x) any delays of the commercial operation date of, or expenditures in excess of budget for, any project set forth on Section 1.1 of the Parent Disclosure Schedule or Section 1.1 of the Partnership Disclosure Schedule and (xi) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (i), (i) and (i) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

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“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.10(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

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“Parent Board Recommendation” has the meaning set forth in Section 6.1(c).

“Parent Bylaws” means the Second Amended and Restated Bylaws of Parent, amended through October 9, 2019.

“Parent Charter” means the Amended and Restated Articles of Incorporation of Parent, dated November 12, 2018, as may be amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock of Parent, without par value.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Dividend Reinvestment and Stock Purchase Plan” means the Equitrans Midstream Corporation 2018 Dividend Reinvestment and Stock Purchase Plan, as may be amended, modified or supplemented from time to time.

“Parent Equity Awards” means collectively, the stock options, restricted stock units, performance awards, stock units, phantom stock or other awards relating to Parent Common Stock granted under or governed by the Parent Equity Plans, including awards previously granted by EQT and assumed by Parent.

“Parent Equity Plans” means the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, the Equitrans Midstream Corporation Directors’ Deferred Compensation Plan and any other plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Organizational Documents” means the Parent Bylaws and Parent Charter, together.

“Parent Permits” means all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Parent Preferred Stock” means the preferred stock of Parent, without par value.

“Parent Savings Plan” means the Equitrans Midstream Corporation Employee Savings Plan.

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“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shareholder Approval” has the meaning set forth in Section 5.3(c).

“Parent Shareholder Meeting” has the meaning set forth in the Recitals.

“Parent Shareholders” means the holders of the outstanding Parent Shares as of (i) the date hereof, or (ii) the record date determined by the Parent Board for the Parent Shareholder Meeting, as the context requires.

“Parent Shares” means the shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(a).

“Partnership Agreement” has the meaning set forth in the Recitals.

“Partnership Agreement Amendment” has the meaning set forth in Section 2.5(a).

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Changed Circumstance” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the Conflicts Committee and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) the Partnership pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute a Partnership Changed Circumstance: (i) the receipt, existence or terms of an Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Alternative Proposal, (ii) any event, circumstance, or change in circumstance resulting from any action taken or omitted by the Partnership or any of its Subsidiaries that is required to be taken or omitted by the Partnership or any of its Subsidiaries pursuant to this Agreement, (iii) any change in the market price or trading volume of the Common Units or Parent Shares or (iv) the fact that the Partnership or any of its Subsidiaries meets or exceeds internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period.

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“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Equityholder Approval” has the meaning set forth in Section 7.1(a).

“Partnership Equityholder Meeting” has the meaning set forth in the Recitals.

“Partnership Existing Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among the Partnership, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and any other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(c).

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, dated as of February 22, 2019, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(b).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Partnership Phantom Unit” means a phantom unit relating to a Common Unit issued under a Partnership Long-Term Incentive Plan.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Termination Fee” has the meaning set forth in Section 8.3(a)(i).

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“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Exchange” has the meaning set forth in the Recitals.

“Preferred Restructuring Agreement” has the meaning set forth in the Recitals.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in Section 4.9.

“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the environment.

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

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“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series A Preferred Shares” means the class of shares of Parent to be designated as “Series A Perpetual Convertible Preferred Shares” with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations to be set forth in a Certificate of Designations to be filed with the Secretary of State of the Commonwealth of Pennsylvania simultaneously with the Effective Time pursuant to the terms and subject to the conditions of the Preferred Restructuring Agreement.

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Superior Proposal” means a bona fide written Alternative Proposal (except that references to 15% within the definition of “Alternative Proposal” shall be replaced by 70%), obtained after the date of this Agreement and not in breach of Section 6.3, made by a third party (other than Parent or any of its Affiliates), which is on terms and conditions which the Conflicts Committee determines in good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the Partnership Unaffiliated Unitholders (in their capacity as Partnership Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

“Superior Proposal Notice” has the meaning set forth in Section 6.3(d)(i)(3).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.3(d)(i)(4).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

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“Tax Counsel” means Latham & Watkins LLP.

“Tax Matters Agreement” means the Tax Matters Agreement by and between EQT and Parent, dated as of November 12, 2018.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“TMA Closing Opinion” means a written Tax opinion from Tax Counsel, dated as of the Closing Date, the form and substance of which have been approved in writing by EQT, satisfying the requirements of an “Unqualified Tax Opinion” (as defined in the Tax Matters Agreement) with respect to the transactions contemplated by this Agreement.

“TMA Signing Opinion” means a written Tax opinion from Tax Counsel, dated as of the date hereof, the form and substance of which have been approved in writing by EQT, satisfying the requirements of an “Unqualified Tax Opinion” (as defined in the Tax Matters Agreement) with respect to Parent’s entry into this Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

Section 1.2            Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)               the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)               examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)               the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)               all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)               the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

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(f)                the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g)               a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h)               all references to prices, values or monetary amounts refer to United States dollars;

(i)                 wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j)                 this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k)               each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l)                 the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m)             any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n)               the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o)               unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p)               all references to days mean calendar days unless otherwise provided; and

(q)               except as otherwise noted, all references to time mean Pittsburgh, Pennsylvania time.

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Article II

THE MERGER

Section 2.1            The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2            Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3            Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4            Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5            Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a)               At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the partnership agreement of the Surviving Entity, from and after the Effective Time until duly amended in accordance with applicable Laws. The name of the Surviving Entity shall be “EQM Midstream Partners, LP.”

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(b)               Immediately prior to the Effective Time, the Partnership shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board. Immediately following the Effective Time, the Sole Member shall cause (i) the directors of Merger Sub serving immediately prior to the Effective Time to become the directors of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 2.6            Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, EQM LP will be admitted as a limited partner of the Partnership, (b) the General Partner shall continue as the general partner of the Partnership and (c) the Partnership (as the Surviving Entity) will continue without dissolution.

Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, EQM LP, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:

(a)               Conversion of Common Units. Subject to Section 3.1(d), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 2.44 Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.5, which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b)               Redemption, Exchange and Cancellation of Series A Preferred Units. Pursuant to the terms of the Preferred Restructuring Agreement, 12,302,650 Series A Preferred Units shall be redeemed by the Partnership for cash at a price per Series A Preferred Unit as provided in the Preferred Restructuring Agreement and each of the remaining Series A Preferred Units shall be exchanged for one Series A Preferred Share, which Series A Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws. Following the redemption or exchange, as applicable, of each Series A Preferred Unit, each such Series A Preferred Unit shall be cancelled and thereafter shall not be treated as issued and outstanding for any purpose.

(c)               Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and EQM LP (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a Limited Partner of the Partnership (as the Surviving Entity) in accordance with Section 2.6.

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(d)               Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i)                 Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii)              Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (including the Class B Units but excluding the General Partner Interest (discussed below)) shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii)            The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a non-economic general partner interest in the Surviving Entity.

(e)               Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(c), (iii) the cancellation and extinguishment of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(d)(i), and (iv) the cancellation and extinguishment of the Series A Preferred Units in accordance with Section 3.1(b).

Section 3.2            Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.

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Section 3.3            Exchange of Certificates and Book-Entry Units.

(a)          Exchange Agent. Prior to the Effective Time, Parent will appoint American Stock Transfer & Trust Company, LLC to act as exchange and payment agent hereunder for the purpose of receiving elections and exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of EQM LP, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Shares as required by this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b)          Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and/or (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c).

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(c)          Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d)          No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(e)          No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one-year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one-year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, EQM LP, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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(g)          Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h)          Withholding Taxes. Each of Parent, EQM LP, Merger Sub, the Surviving Entity and the Exchange Agent are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, EQM LP, Merger Sub, the Surviving Entity or the Exchange Agent reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, EQM LP, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i)            Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

Section 3.4           No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5           Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Common Stock shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or shares of Parent Common Stock, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

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Section 3.6           Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a)           As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award, whether or not vested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). The cancellation of a Partnership LTIP Award as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Partnership LTIP Award. From and after the Effective Time, the former holder of any canceled Partnership LTIP Award shall only be entitled to receive the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights) in respect of each Common Unit subject to such canceled Partnership LTIP Award. Payment of the Merger Consideration (and any accrued but unpaid amounts in relation to distribution equivalent rights) with respect to canceled Partnership LTIP Awards shall be subject to the holder’s satisfaction of all Tax withholding amounts payable in connection with the receipt of such payments, in each case in accordance with the terms of the award agreements governing such canceled Partnership LTIP Awards and the Partnership Long-Term Incentive Plans.

(b)          As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement, and (ii) be added to and merged with the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2018 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner (solely for purposes of this Article IV other than this paragraph, the term “General Partner” shall mean, as applicable, (i) as of and after February 22, 2019, EQGP Services, LLC and (ii) prior to February 22, 2019, EQM Midstream Services, LLC), jointly and severally, represent and warrant to Parent, EQM LP and Merger Sub as follows:

Section 4.1            Organization, Standing and Power.

(a)           Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b)          Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)          Other than as set forth on Section 4.1(c) of the Partnership Disclosure Schedule, all of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

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(d)          The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2           Capitalization.

(a)          The authorized equity interests of the Partnership consist of Common Units, Series A Preferred Units and Class B Units. As of February 25, 2020, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 200,457,630 Common Units, (ii) 24,605,291 Series A Preferred Units, (iii) 7,000,000 Class B Units and (iv) the General Partner Interest. The Partnership has reserved 2,000,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of February 25, 2020, 38,190 Common Units are subject to outstanding Partnership LTIP Awards, and 1,473,983 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From February 25, 2020 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b)          As of the date of this Agreement, except pursuant to this Agreement or as set forth on Section 4.2(b)(i) of the Partnership Disclosure Schedule or in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence.

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(c)          Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d)          Other than as set forth in Section 4.2(d) of the Partnership Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3           Authority; Noncontravention; Voting Requirements.

(a)          Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Partnership Equityholder Approval in the case of the Partnership, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and, except for obtaining the Partnership Equityholder Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

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(b)         Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Equityholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent (other than the Sole Member Consent, which has been obtained) of any Person under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4 and the Partnership Equityholder Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications, referred to in Section 4.3(b)(i) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (i) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)          Except for the Sole Member Consent and approval by the GP Board, each of which was obtained prior to the execution of this Agreement, the Partnership Equityholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)          The Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its Subsidiaries and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved, and recommended that the GP Board resolve, to recommend approval of this Agreement and the Merger by the Limited Partners. Such approval by the Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

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(e)          The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its Subsidiaries and the holders of Common Units, (ii) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) authorized the submittal of a proposal to approve the adoption of this Agreement and the Merger to a vote of the Limited Partners at the Partnership Equityholder Meeting and (iv) resolved to recommend approval of the adoption of this Agreement and the Merger by the Limited Partners at the Partnership Equityholder Meeting.

(f)           In accordance with Section 5.13 of the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that the Merger is in the best interests of the Sole Member and the General Partner and (ii) authorized the execution and delivery of this Agreement by the General Partner.

Section 4.4           Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a joint proxy statement/prospectus with the SEC in connection with the Merger (the “Joint Proxy Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5            Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)          The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)          The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)          Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d)          No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. No enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e)          The General Partner has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

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(f)          Since December 31, 2018, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6           Absence of Certain Changes or Events.

(a)          Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b)          Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business.

(c)          Since the Balance Sheet Date, no actions prohibited under Section 6.2(a) have occurred.

Section 4.7           Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.8            Compliance With Laws.

(a)          The Partnership and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)          Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (i), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

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Section 4.9           Information Supplied. Subject to the accuracy of the representations and warranties of Parent, EQM LP and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Shareholders, and at the time of the Partnership Equityholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent, EQM LP or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10        Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

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Section 4.11        Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Section 4.12        Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.13        Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.14        No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent, EQM LP or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, EQM LP and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, EQM LP, Merger Sub or any other Person resulting from the distribution to Parent, EQM LP or Merger Sub (including their respective Representatives), or Parent’s, EQM LP’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, EQM LP or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

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Article V

REPRESENTATIONS AND WARRANTIES OF
PARENT, EQM LP and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2018, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, EQM LP and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1            Organization, Standing and Power.

(a)           Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)           Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

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(d)          Parent has made available to the Partnership correct and complete copies of its Organizational Documents, and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 5.2           Capitalization.

(a)          The authorized equity interests of Parent consist of (i) 1,250,000,000 Parent Shares and (ii) 50,000,000 shares of Parent Preferred Stock. As of February 25, 2020, there were (i) 254,968,290 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) no Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. Parent has reserved 35,100,000 Parent Shares for issuance pursuant to the Parent Equity Plans, of which, as of February 25, 2020, 2,163,265 Parent Shares are subject to outstanding Parent Equity Awards, and 29,176,825 Parent Shares are available for issuance in connection with future grants of awards under the Parent Equity Plans. From February 25, 2020 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans, the Parent Savings Plan or the Parent Dividend Reinvestment and Stock Purchase Plan. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, the Parent Savings Plan or the Parent Dividend Reinvestment and Stock Purchase Plan, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          As of the date of this Agreement, except pursuant to this Agreement or the Preferred Restructuring Agreement, and as set forth in Section 3.1(b), the Parent Equity Plans, the Parent Savings Plan, the Parent Dividend Reinvestment and Stock Purchase Plan or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or its Subsidiaries to issue, transfer or sell any equity interest of Parent or any such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any other equity interest in Parent or its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence. Since December 31, 2019, except pursuant to the Parent Equity Plans, the Parent Savings Plan or the Parent Dividend Reinvestment and Stock Purchase Plan, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

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(c)           Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Shareholders or any other equity interest on any matter.

(d)          Other than as set forth in Section 5.2(d) of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e)          When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f)           All of the issued and outstanding limited liability company interests of Merger Sub and all of the outstanding shares of EQM LP are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of EQM LP, and by EQM LP, in the case of Merger Sub, and Parent has no obligation to make contributions to EQM LP by reason of Parent’s ownership of equity interests in EQM LP and EQM LP has no obligation to make contributions to Merger Sub by reason of EQM LP’s ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations and liabilities of EQM LP, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of EQM LP and EQM LP has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Each of EQM LP and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, each of EQM LP and Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3           Authority; Noncontravention; Voting Requirements.

(a)           Each of Parent, EQM LP and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approval in the case of Parent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent, EQM LP and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the boards of directors of Parent and EQM LP, for the relevant entity and for and on behalf of Merger Sub, and no other entity action on the part of Parent, EQM LP or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, EQM LP and Merger Sub of this Agreement and, except for obtaining the Parent Shareholder Approval in the case of Parent, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, EQM LP and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, EQM LP and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent or any of its Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

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(b)           Neither the execution and delivery of this Agreement by Parent, EQM LP and Merger Sub, nor the consummation by Parent, EQM LP and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, EQM LP and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Shareholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of EQM LP or Merger Sub or any of Parent’s other material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.3(d) and Section 5.4 and the Parent Shareholder Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications referred to in Section 5.3(b)(i) of the Parent Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (i) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The affirmative vote of a majority of votes cast at the Parent Shareholder Meeting at which a quorum is present or any adjournment or postponement thereof (the “Parent Shareholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance.

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(d)          The Parent Board has unanimously (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the Common Stock Issuance, are in the best interests of Parent and the Parent Shareholders, (ii) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Common Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) authorized the submittal of a proposal to approve the Parent Stock Issuance to a vote of the Parent Shareholders at the Parent Shareholder Meeting and (iv) resolved to recommend approval of the Parent Stock Issuance by the Parent Shareholders at the Parent Shareholder Meeting.

Section 5.4           Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement and the Joint Proxy Statement with the SEC, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, EQM LP and Merger Sub and the consummation by Parent, EQM LP and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5           Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)          Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since October 26, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

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(c)          Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 5.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          No Subsidiary of Parent is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

(e)          Parent has established and maintains adequate internal control over financial reporting and disclosure controls and procedures sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(f)           Since December 31, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

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Section 5.6           Absence of Certain Changes or Events.

(a)          Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b)         Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Parent and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business.

(c)          Since the Balance Sheet Date, no actions prohibited under Section 6.2(b) have occurred.

Section 5.7           Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8           Compliance With Laws.

(a)          Parent and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (i), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.9           Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, EQM LP or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Shareholders and at the time of the Partnership Equityholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, EQM LP or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10        Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets and (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries. Parent has caused the TMA Signing Opinion to be issued by Tax Counsel in accordance with the Tax Matters Agreement.

Section 5.11        Opinion of Financial Advisor. The Parent Board has received an opinion from Guggenheim Securities, LLC to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to Parent.

Section 5.12        Brokers and Other Advisors. Except for Guggenheim Securities, LLC and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.13        Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.14         Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 117,245,455 Common Units, 7,000,000 Class B Units and the General Partner Interest, which represent all Partnership Interests held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement. As of the date of this Agreement, the Common Units and Class B Units beneficially owned by Parent and its Subsidiaries constitute a Unit Majority (as defined in the Partnership Agreement).

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Section 5.15        No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, EQM LP or Merger Sub nor any other Person makes or has made any express or implied representation or warranty with respect to Parent, EQM LP and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, EQM LP or Merger Sub nor any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

Article VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1            Preparation of the Registration Statement and the Joint Proxy Statement; Equityholder Meetings.

(a)          As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Shareholders. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

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(b)          The Partnership shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Partnership Equityholder Meeting for the purpose of obtaining the Partnership Equityholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board and the Conflicts Committee, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”) and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Equityholder Approval. The Joint Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement is validly terminated in accordance with Article VIII, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Conflicts Committee or the GP Board of the Partnership Board Recommendation or any other action by the Conflicts Committee or the GP Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Equityholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Equityholder Approval, (ii) for the absence of a quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Conflicts Committee or the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Equityholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 6.3(d) and the time periods contemplated by Section 6.3(d) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Partnership shall not be permitted to postpone or adjourn the Partnership Equityholder Meeting for more than 10 Business Days later than the most recently adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Equityholder Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Equityholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Equityholder Approval or (ii) for the absence of a quorum. Without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Partnership Equityholder Meeting except the approval of this Agreement, the Merger and matters reasonably related to this Agreement.

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(c)           Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purpose of obtaining the Parent Shareholder Approval. Parent shall include in the Joint Proxy Statement Parent’s recommendation, through the Parent Board, that the Parent Shareholders approve the Parent Stock Issuance (collectively, the “Parent Board Recommendation”) and use Parent’s reasonable best efforts to obtain from the Parent Shareholders the Parent Shareholder Approval. The Joint Proxy Statement shall include the Parent Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement is validly terminated in accordance with Article VIII, Parent’s obligations pursuant to the first sentence of this Section 6.1(c) shall not be affected by the withdrawal or modification by the Parent Board of the Parent Board Recommendation or any other action by the Parent Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (ii) for the absence of a quorum and (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Parent Shareholders within the minimum amount of time reasonably practicable prior to the Parent Shareholder Meeting; provided, however, that in each case, without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), Parent shall not be permitted to postpone or adjourn the Parent Shareholder Meeting for more than 10 Business Days later than the most recently adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. Parent shall adjourn the Parent Shareholder Meeting at the request of the Partnership (but in no event for more than 30 days from the date the Parent Shareholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval or (ii) for the absence of a quorum. Without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Shareholder Meeting except the approval of the Parent Stock Issuance and matters reasonably related thereto. Notwithstanding the foregoing, the Parent Shareholder Meeting may be combined with Parent’s 2020 annual meeting of shareholders, provided that no other matters shall be submitted for action at such meeting other than the approval of the Parent Stock Issuance, election of Parent’s directors, appointment of Parent’s auditors and any required shareholder proposals, without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), and provided further that such combination does not cause the Parent Shareholder Meeting to occur materially later than it would have occurred without such combination.

(d)           The parties shall use their reasonable best efforts to hold the Partnership Equityholder Meeting and the Parent Shareholder Meeting on the same day.

(e)           Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement and the Merger to the Limited Partners for approval at the Partnership Equityholder Meeting even if the GP Board or the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

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(f)           Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Shareholder Meeting.

Section 6.2            Conduct of Business.

(a)           Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement and the Preferred Restructuring Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement and the Preferred Restructuring Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i)           amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii)          declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units not to exceed $1.16 per Common Unit; provided, however, that nothing herein shall prohibit the payment of dividends or distributions or the making of cash advances or a transfer of property to the Parent or any direct or indirect subsidiary of the Parent and nothing shall prohibit the General Partner from decreasing the quarterly cash distribution on the Common Units;

(iii)         split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

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(iv)         adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(v)          waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(vi)         (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(vii)        make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii)       engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(ix)          except as required by applicable Law or the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any Partnership Benefit Plan (or any plan or arrangement that would be a Partnership Benefit Plan if in effect as of the date of this Agreement), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any Partnership Benefit Plan, or (4) grant or amend any equity awards; or

(x)           agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the transactions contemplated by the Preferred Restructuring Agreement).

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(b)          Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement (including the Preferred Restructuring Agreement) or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by the Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement (including the Preferred Restructuring Agreement) or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, (b) adversely affect the terms of the Parent Common Stock in any material respect or (c) adversely affect the rights of the Investors in respect of the Series A Preferred Shares to be issued pursuant to the Preferred Restructuring Agreement at the Closing;

(ii)          declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained herein shall prohibit Parent Board from increasing or decreasing the quarterly cash dividend on Parent Common Stock;

(iii)          merge, consolidate or enter into any other business combination transaction or agreement with any Person;

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(iv)         split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(v)          issue, sell or reclassify any capital stock of Parent or its Subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of Parent or its Subsidiaries, in each case other than (i) the issuance or sale, in one or more transactions pursuant to a Parent Equity Plan, another Parent Benefit Plan or the Parent Dividend Reinvestment and Stock Purchase Plan, of up to 1,370,000 Parent Shares or (ii) the issuance of Series A Preferred Shares pursuant to the Preferred Restructuring Agreement;

(vi)         solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law and, with respect to any Subsidiary of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(vii)        waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(viii)       (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election, (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)         directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct the Partnership to repurchase, redeem or otherwise acquire) any Public Common Units; or

(x)          agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the consummation of the transactions contemplated by the Preferred Restructuring Agreement).

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Section 6.3           No Solicitation by the Partnership; Partnership Adverse Recommendation Change.

(a)         The Partnership shall, and the General Partner shall use its reasonable best efforts to cause its and the Partnership’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, from the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VIII, (x) without the prior written consent of Parent, the Partnership shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly (A) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an Alternative Proposal, (B) grant any waiver or release of any standstill or similar agreement with respect to any Partnership Interests of the Partnership or of any of its Subsidiaries, (C) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal, or (D) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten Business Days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 6.3(b), within five Business Days of receipt of a written request of Parent following the receipt by the Partnership of any Alternative Proposal (but, for the avoidance of doubt, not during any Superior Proposal Notice Period), the Partnership shall publicly reconfirm the Partnership Board Recommendation; provided, that, in the event that Parent requests such public reconfirmation of the Partnership Board Recommendation, then the Partnership may not unreasonably withhold, delay (beyond the five Business Day period) or condition the public reconfirmation of the Partnership Board Recommendation and, provided, further that Parent shall not be permitted to make such request on more than one occasion in respect of each (i) Alternative Proposal or (ii) subsequent material modification to an Alternative Proposal, if any (the taking of any action described in clause (x)(C) or clause (x)(D), the failure to take the action described in clause (y) or the failure to include the Partnership Board Recommendation in the Joint Proxy Statement being referred to as a “Partnership Adverse Recommendation Change”; provided, however, that to the extent any such action was taken solely by Representatives of Parent or by the Partnership at the explicit direction of Representatives of Parent, it will not be deemed a “Partnership Adverse Recommendation Change”).

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(b)           Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Partnership Equityholder Approval, (i) the Partnership has received an unsolicited written Alternative Proposal that the Conflicts Committee believes is bona fide, (ii) the Conflicts Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (B) failure to take such action would constitute a breach of, or otherwise be inconsistent with, its duties under applicable Law, as modified by the Partnership Agreement, and (iii) such Alternative Proposal did not result from a breach of Section 6.3(a), then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, that (x) the Partnership will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person of the nature generally used in similar circumstances, as determined by the Partnership in its reasonable business judgment, and (y) the Partnership will provide to Parent non-public information about the Partnership or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)           In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or contact), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or contacts (and the Partnership shall promptly provide Parent with copies of any additional material written materials received by the Partnership or that the Partnership has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or contacts) and of the status of any such discussions or negotiations.

(d)           Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Partnership Equityholder Approval, the Conflicts Committee may effect a Partnership Adverse Recommendation Change in response to an Alternative Proposal or a Partnership Changed Circumstance if the Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would constitute a breach of, or otherwise be inconsistent with, its duties under applicable Law, as modified by the Partnership Agreement, and;

(i)            if the Conflicts Committee intends to effect such Partnership Adverse Recommendation Change in response to an Alternative Proposal:

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(1)	such Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(2)	the Conflicts Committee has determined, after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments offered by Parent pursuant to clause (iv) below;

(3)	the Conflicts Committee or the Partnership has provided prior written notice to Parent in accordance with Section 9.10 of the Conflicts Committee’s intention to effect a Partnership Adverse Recommendation Change with respect to such Superior Proposal (the “Superior Proposal Notice”), and such Superior Proposal Notice has specified the identity of the Person making such Alternative Proposal and the material terms and conditions of such Alternative Proposal, and included complete copies of any written proposal or offers (including proposed agreements) received by the Partnership in connection with such Alternative Proposal;

(4)	during the period that commences on the date of delivery of the Superior Proposal Notice as determined in accordance with Section 9.10 and ends at 11:59 p.m. Eastern time on the date that is the fifth calendar day following the date of such delivery (the “Superior Proposal Notice Period”), the Conflicts Committee shall (A) negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Conflicts Committee not to effect a Partnership Adverse Recommendation Change; and (B) keep Parent reasonably informed with respect to the status and changes in the material terms and conditions of such Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such Alternative Proposal (it being agreed that any change in the purchase price in such Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent Superior Proposal Notice and a subsequent Superior Proposal Notice Period in respect of such revised Alternative Proposal, except that such subsequent Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial Superior Proposal Notice Period and (y) 11:59 p.m. Eastern time on the date that is the third calendar day following the date of the delivery of such subsequent Superior Proposal Notice; and

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(5)	the Conflicts Committee shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Superior Proposal Notice Period, shall have determined in good faith that (A) such Alternative Proposal continues to constitute a Superior Proposal even if such revisions were to be given effect and (B) failure to effect a Partnership Adverse Recommendation Change would constitute a breach of, or otherwise be inconsistent with, its duties under applicable Law, as modified by the Partnership Agreement, even if such revisions were to be given effect.

(ii)           if the Conflicts Committee intends to effect such Partnership Adverse Recommendation Change in response to a Partnership Changed Circumstance:

(1)	the Conflicts Committee or the Partnership has provided prior written notice to Parent in accordance with Section 9.10 of the Conflicts Committee’s intention to effect a Partnership Adverse Recommendation Change with respect to such Partnership Changed Circumstance (the “Changed Circumstance Notice”), and such Changed Circumstance Notice has specified the details of such Partnership Changed Circumstance and the reasons for the Partnership Adverse Recommendation Change;

(2)	during the period that commences on the date of delivery of the Changed Circumstance Notice as determined in accordance with Section 9.10 and ends at 11:59 p.m. Eastern time on the date that is the fifth calendar day following the date of such delivery (the “Changed Circumstance Notice Period”), the Conflicts Committee shall (A) negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Conflicts Committee not to effect a Partnership Adverse Recommendation Change; and (B) keep Parent reasonably informed with respect to the status and changes in the Partnership Changed Circumstance or other change in circumstances related thereto; and

(3)	the Conflicts Committee shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the Changed Circumstance Notice Period, shall have determined in good faith that the failure to effect a Partnership Adverse Recommendation Change would constitute a breach of, or otherwise be inconsistent with, its duties under applicable Law, as modified by the Partnership Agreement, even if such revisions were to be given effect.

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(e)           Nothing contained in this Agreement shall prevent the Partnership, the GP Board or the Conflicts Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Board or the Conflicts Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, that any Partnership Adverse Recommendation Change may only be made in accordance with Section 6.3(d). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

Section 6.4            Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, EQM LP and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control over all Common Units and the non-economic general partner interest in the Partnership beneficially owned by Parent and the General Partner, as applicable, as of the date of this Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

Section 6.5            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that neither the Partnership nor Parent shall be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the GP Board or the Conflicts Committee under Section 6.3; provided, further, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.

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Section 6.6            Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for the purpose of completing diligence related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.7             Indemnification and Insurance.

(a)           From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Partnership and the General Partner and their respective successors and assigns.

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(b)           The Surviving Entity shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.7(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c)           The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.7.

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Section 6.8            Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.9            Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10          Stock Exchange Listing, Delisting and Deregistration.

(a)               Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger (including Parent Shares to be reserved for issuance upon the conversion of any Series A Preferred Shares) to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

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(b)          The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.11          Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12          Performance by the General Partner. Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13           Tax Matters.

(a)           For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to EQM LP in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b)           Parent shall use its reasonable best efforts to obtain the TMA Closing Opinion. Without limiting the generality of the foregoing, after the date of this Agreement until the Effective Time, Parent shall use its reasonable best efforts to not, and shall cause each of its Subsidiaries to use their respective reasonable best efforts to not, take any action or fail to take any action if such action or failure would reasonably be expected to cause Tax Counsel to be unable to issue the TMA Closing Opinion at or prior to the Closing in accordance with the Tax Matters Agreement or that would cause any of the representations made to Tax Counsel in connection with the TMA Signing Opinion to fail to be true and correct at the Closing.

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Section 6.14          Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.15           Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.16           Voting and Consent. Parent covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the Partnership Equityholder Meeting or any other meeting of Limited Partners or any vote of Partnership Interests in connection with a vote of the Limited Partners, however called, Parent will vote, or cause to be voted, all Partnership Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) that Parent will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Partnership Interests owned by Parent or its Subsidiaries. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the transactions contemplated by this Agreement.

Article VII

CONDITIONS PRECEDENT

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

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(a)            Partnership Equityholder Approval. The affirmative vote or consent of the holders of at least a majority of the outstanding Common Units, outstanding Class B Units, if any, and outstanding Series A Preferred Units, if any, with such Series A Preferred Units to be treated as Common Units on an as-converted basis, voting together as a single class at the Partnership Equityholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the Merger (the “Partnership Equityholder Approval”) shall have been obtained in accordance with applicable Laws and the Partnership Agreement.

(b)            Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained in accordance with the rules of the NYSE.

(c)            No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(d)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)            Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)            Tax Matters Opinion. Parent shall have caused Tax Counsel to issue the TMA Closing Opinion in accordance with the Tax Matters Agreement. In rendering such opinion, Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties and covenants from each of Parent, the Partnership and EQT (and any other relevant parties), in each case, in form and substance reasonably satisfactory to Tax Counsel.

(g)           Preferred Restructuring Agreement. The “Closing” (as defined in the Preferred Restructuring Agreement) shall have occurred, or shall occur concurrently with the Closing, in accordance with the terms of the Preferred Restructuring Agreement.

Section 7.2            Conditions to Obligations of Parent, EQM LP and Merger Sub to Effect the Merger. The obligations of Parent, EQM LP and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1, Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (i), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

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(b)           Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3            Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.1, Section 5.3(a) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) and (e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (i), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)            Performance of Obligations of Parent, EQM LP and Merger Sub. Each of Parent, EQM LP and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

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Section 7.4             Frustration of Closing Conditions.

(a)            Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b)            None of Parent, EQM LP or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

Article VIII

TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Conflicts Committee, respectively;

(b)           by either of the Parent or the Partnership:

(i)            if the Closing shall not have been consummated on or before August 26, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent, EQM LP or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, EQM LP or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii)           if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, EQM LP or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement;

(iii)          if the Partnership Equityholder Meeting shall have concluded and the Partnership Equityholder Approval shall not have been obtained;

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(iv)           if the Parent Shareholder Meeting shall have concluded and the Parent Shareholder Approval shall have not been obtained; or

(v)           if a Partnership Adverse Recommendation Change shall have occurred prior to receipt of the Partnership Equityholder Approval; provided that the Partnership may terminate this Agreement pursuant to this Section 8.1(b)(v) only if a Partnership Adverse Recommendation Change shall have occurred prior to receipt of the Partnership Equityholder Approval as a result of a Partnership Changed Circumstance and not, for the avoidance of doubt, as a result of a Superior Proposal;

(c)            by Parent:

(i)             if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent, EQM LP or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)           if prior to receipt of the Partnership Equityholder Approval, the Partnership shall be in Willful Breach of its obligations set forth in Section 6.3; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.1(c)(ii) if Parent, EQM LP or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)           by the Partnership:

(i)             if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)           prior to the receipt of the Partnership Equityholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a Superior Proposal in accordance with Section 6.3.

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Section 8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, EQM LP, Merger Sub, the Partnership and the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement, the Partnership Expense Reimbursement or the Partnership Termination Fee, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3            Termination Fees; Expenses.

(a)           In the event this Agreement is terminated (i) by the Partnership or Parent pursuant to Section 8.1(b)(v) (Partnership Adverse Recommendation Change), (ii) by Parent pursuant to Section 8.1(c)(ii) (Breach of Non-Solicit), (iii) by the Partnership or Parent pursuant to Section 8.1(b)(iii) (Failed Partnership Equityholder Approval) in a case where a Partnership Adverse Recommendation Change has occurred, (iv) by the Partnership pursuant to Section 8.1(b)(i) (Outside Date) and, at the time of such termination under this clause (iv), (A) the Partnership Equityholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(b)(v) (Partnership Adverse Recommendation Change) or (v) by the Partnership pursuant to Section 8.1(d)(ii) (Superior Proposal), then the Partnership shall pay to Parent a termination fee equal to $36,500,000 (the “Partnership Termination Fee”) within two Business Days after the date of termination.

(b)          In the event of termination of this Agreement by (i) the Partnership or Parent pursuant to Section 8.1(b)(iii) (Failed Partnership Equityholder Approval) or (ii) Parent pursuant to Section 8.1(c)(i) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10 million (the “Parent Expense Reimbursement”).

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(c)           In the event of termination of this Agreement by (i) the Partnership or Parent pursuant to Section 8.1(b)(iv) (Failed Parent Shareholder Vote) or (ii) the Partnership pursuant to Section 8.1(d)(i) (Parent Uncured Breach), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10 million (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(d)           Each of the parties hereto acknowledges that the Partnership Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Partnership Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

(e)           The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent, EQM LP or Merger Sub would enter into this Agreement. Accordingly, in the event that the Partnership shall fail to pay the Partnership Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 5%. In addition, if the Partnership shall fail to pay the Partnership Termination Fee when due, the Partnership shall also pay all of Parent’s reasonable costs and expenses (including fees and expenses of counsel) in connection with efforts to collect such fee.

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Article IX

MISCELLANEOUS

Section 9.1            No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.6, Section 6.8 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2            Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Equityholder Approval and the Parent Shareholder Approval, by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that (i) following receipt of the Parent Shareholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws, the Parent Organizational Documents or stock exchange rule would require further approval by Parent Shareholders and (ii) following receipt of the Partnership Equityholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by the Limited Partners.

Section 9.3            GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

Section 9.4            Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, EQM LP or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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Section 9.5            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6            Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7            Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.7 and Section 9.12.

Section 9.8             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)           Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

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(c)            EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9            Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10           Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

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If to Parent, EQM LP or Merger Sub, to:

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, PA 15317

Attention:	Kirk R. Oliver
Stephen M. Moore
Email:	koliver@equitransmidstream.com
smoore@equitransmidstream.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002

Attention:	Ryan J. Maierson
Nick S. Dhesi
Email:	ryan.maierson@lw.com
nick.dhesi@lw.com

If to the Partnership or the General Partner, to:

EQM Midstream Partners, LP

2200 Energy Drive

Canonsburg, PA 15317

Attention:	Kirk R. Oliver
Stephen M. Moore
Email:	koliver@equitransmidstream.com
smoore@equitransmidstream.com

with copies (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801

Attention:	Srinivas M. Raju
Gregory W. Ladner
Email:	Raju@RLF.com
Ladner@RLF.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

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Section 9.11         Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12         Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	Chief Executive Officer

EQM LP:

EQM LP CORPORATION

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	Chief Executive Officer

MERGER SUB:

LS MERGER SUB, LLC

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

EQM MIDSTREAM PARTNERS, LP

By: EQGP SERVICES, LLC,
its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

GENERAL PARTNER:

EQGP SERVICES, LLC

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger